Offer to Purchase for Cash
             Up to 305,500 Depositary Unit Certificates representing
                  Assignments of Limited Partnership Interests
                                       in
                    U.S. Realty Partners Limited Partnership,
                      a South Carolina limited partnership
                                       for
                               $5.50 Net Per Unit
                                       by
                             AIMCO Properties, L.P.

--------------------------------------------------------------------------------
   THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M.
          NEW YORK TIME, ON MAY 6, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                    IMPORTANT

     AIMCO Properties, L.P., a Delaware limited partnership (the "Purchaser"), is offering to purchase up to 305,500 of the outstanding depositary unit certificates representing assignments of limited partnership interest ("Units") in U.S. Realty Partners Limited Partnership, a South Carolina limited partnership (the "Partnership"), at a purchase price of $5.50 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchase Price is subject to adjustment under certain circumstances, as described herein. Holders of Units (each, a "Limited Partner") who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of U.S. Realty I Corporation, which is the corporate general partner of the Partnership (the "General Partner").

     Limited Partners are urged to consider the following factors:

     o The Purchaser and the General Partner are both affiliates of and controlled by Apartment Investment and Management Company, a Maryland real estate investment trust ("AIMCO").

     o    Although not  necessarily  indicative of value,  the Purchase Price is
          (i) $.50 per Unit greater than the purchase price being paid in a competing offer made on March 25, 1999 (the "Cal Kan Offer") by MP Value Fund 4, L.P., MP Value Fund 6, LLC, MacKenzie Patterson Special Fund, LLC, MacKenzie Patterson Special Fund 3, LLC, MacKenzie Patterson Special Fund 4, LLC and Cal Kan, Inc. (collectively, "Cal Kan"), (ii) $1.50 per Unit greater than the purchase price being paid in a competing offer made on or about April 6, 1999 (the "Everest Offer") by Everest Investors 12, LLC ("Everest") and (iii) $3.40 per Unit greater the purchase price being paid in a competing offer made on March 22, 1999 (the "Madison Offer") by Madison Liquidity Investors 104, LLC ("Madison"). In addition, with respect to the Madison and Everest Offers, the purchase price is reduced by the $75.00 transfer fee charged by the Partnership. Accordingly, the actual purchase price for the Madison and Everest Offers is significantly reduced.

     o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) in connection with the Offer is $5.50. The Purchaser does not believe, however, that either the net asset value estimate by the General Partner's affiliate or the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that such estimates do not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See Section 13. Accordingly, the Purchaser does not believe that such estimates should be viewed as representative of the amount a Limited Partner can realistically expect to obtain on a sale of a Unit or the assets of the Partnership in the near term.

     o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. In this regard, please be advised that AIMCO has acquired in the last 60 days a total of 243,831 Units (19.95% of the total Units outstanding) for purchase prices of $5.50 and $5.75. Accordingly, even if the Purchaser acquires a lesser number of Units pursuant to the Offer, because AIMCO, an affiliate of the Purchaser, already owns approximately 19.95% of the outstanding Units the Purchaser and its affiliates will be able to significantly influence the outcome of all voting decisions with respect to the Partnership.

     o The Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer, and no representation is made by the Purchaser or any of its affiliates as to such fairness.

     THIS OFFER REPRESENTS A SUBSTANTIAL INCREASE OVER THE MADISON OFFER, THE EVEREST OFFER, AND THE CAL KAN OFFER (THE "COMPETING OFFERS"). FOR THE CONVENIENCE OF LIMITED PARTNERS DESIRING TO WITHDRAW FROM THE CAL KAN OFFER AND ACCEPT THE $5.50 PER UNIT OFFERED HEREBY, A FORM OF "NOTICE OF WITHDRAWAL" IS ENCLOSED WHICH, IF PROPERLY DELIVERED TO MACKENZIE PATTERSON, INC., THE DEPOSITARY FOR THE CAL KAN OFFER, WILL ENABLE HOLDERS OF UNITS TO WITHDRAW UNITS TENDERED PURSUANT TO THE CAL KAN OFFER. (SEE "INTRODUCTION").

     UNITS TENDERED TO EVEREST, MADISON OR MACKENZIE PATTERSON, INC., DEPOSITARY FOR THE CAL KAN OFFER, MUST BE WITHDRAWN IF THE LIMITED PARTNER DESIRES TO TENDER THEM INTO THIS OFFER. (SEE "INTRODUCTION"). HOLDERS OF UNITS SEEKING ASSISTANCE IN WITHDRAWING UNITS TENDERED PURSUANT TO A COMPETING OFFER MAY CALL THE INFORMATION AGENT AT THE NUMBERS LISTED BELOW.

     The Offer is not conditioned on financing or upon any minimum aggregate number of Units being tendered.

                                   ----------

     Any Limited Partner desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the Instructions to the Letter of Transmittal and mail or deliver the signed Letter of Transmittal to the Information Agent. A Limited Partner may tender any or all of the Units owned by that Limited Partner. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the General Partner).

                                   ----------

           For More Information or for Further Assistance Please Call:

                      River Oaks Partnership Services, Inc.

                                       at

                                 (888) 349-2005

                                       or

                                 (201) 896-1900

April 9, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTION..................................................................1


THE OFFER.....................................................................5


     Section 1.  Terms of the Offer; Expiration Date; Proration...............5


     Section 2.  Acceptance for Payment and Payment for Units.................5


     Section 3.  Procedure for Tendering Units................................6


     Section 4.  Withdrawal Rights............................................8


     Section 5.  Extension of Tender Period; Termination; Amendment...........8


     Section 6.  Certain Federal Income Tax Matters...........................9


     Section 7.  Effects of the Offer........................................11


     Section 8.  Future Plans of AIMCO and the Purchaser.....................12


     Section 9.  Certain Information Concerning the Partnership..............12


     Section 10.  Conflicts of Interest and Transactions with Affiliates.....14


     Section 11.  Certain Information Concerning the Purchaser and AIMCO.....15


     Section 12.  Source of Funds............................................16


     Section 13.  Background of the Offer....................................16


     Section 14.  Conditions of the Offer....................................18


     Section 15.  Certain Legal Matters......................................20


     Section 16.  Fees and Expenses..........................................20


     Section 17.  Miscellaneous..............................................21



ANNEX I -- OFFICERS AND DIRECTORS...........................................I-1

ANNEX II -- FINANCIAL INFORMATION OF THE PURCHASER AND ITS AFFILIATES .....II-1

ANNEX III -- FINANCIAL INFORMATION OF AIMCO AND ITS AFFILIATES ...........III-1

To the Limited Partners of
U.S. Realty Partners Limited Partnership


                                  INTRODUCTION

     AIMCO Properties, L.P. (the "Purchaser"), which is a Delaware limited partnership and an affiliate of the General Partner (as defined below), hereby offers to purchase up to 305,500 of the outstanding depositary unit certificates representing assignments of limited partnership interest ("Units"), in U.S. Realty Partners Limited Partnership, a South Carolina limited partnership (the "Partnership"), at a purchase price of $5.50 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer"). The Offer is not conditioned on any aggregate minimum number of Units being tendered. The 305,500 Units sought pursuant to the Offer represent 25% of the total Units outstanding, A Limited Partner may tender any or all of the Units owned by that Limited Partner. Tenders of fractional Units will not be permitted except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. The Purchaser (which is an affiliate of the General Partner) will pay all charges and expenses of River Oaks Partnership Services, Inc., who will serve as the Purchaser's information agent and depositary for the Offer (the "Information Agent").

     The Purchaser; Affiliation with the General Partner. U.S. Realty I Corporation, which is the corporate general partner of the Partnership (the "General Partner"), is a direct, wholly-owned subsidiary of Apartment Investment and Management Company, a publicly traded Maryland real estate investment trust ("AIMCO"). AIMCO is the sole shareholder of the Purchaser's general partner and, at December 31, 1998, held an 83% partnership interest in the Purchaser. By reason of these relationships, the General Partner has conflicts of interest in considering the Offer. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units in response to the Offer. The Partnership states, however, that if a Limited Partner desires to obtain cash for its Units presently, it believes that those Limited Partners should tender their Units for the greatest purchase price. Limited Partners are urged to read this Offer to Purchase and the related materials and the Schedule 14D-9 carefully and in their entirety before deciding whether to tender their Units. See Sections 10 and 13.

     Some Factors to Be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

     Potential Adverse Aspects of the Offer for Limited Partners

     o The Purchaser and the General Partner are affiliates of and controlled by AIMCO. See Sections 11 and 13. The General Partner has conflicts of interest in considering the Offer, including (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and (ii) the fact that as a consequence of the Purchaser's ownership of Units, the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the General Partner) with the interests of the other Limited Partners. See Section 10.

     o The net liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the General Partner) in connection with the Offer is $5.50. See Section 13 for a discussion of why the Purchaser (which is an affiliate of the General Partner) believes that such estimates are not necessarily indicative of the fair market value of a Unit. The Purchaser (which is an affiliate of the General Partner) makes no representation and expresses no opinion as to the fairness or adequacy of the Purchase Price.

     o As with any rational investment decision, the Purchaser (which is an affiliate of the General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer, and no representation is made by the Purchaser or any of its affiliates as to such fairness.

     o The Purchaser will have the right to vote all Units acquired pursuant to the Offer. In this regard, please be advised that AIMCO (an affiliate of the Purchaser) has acquired in the last 60 days a total of 243,831 Units (19.95% of the total Units outstanding) for purchase prices of $5.50 and $5.75. Accordingly, even if the Purchaser acquires a lesser number of Units pursuant to the Offer, because AIMCO already owns approximately 19.95% of the outstanding Units it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that AIMCO and the Purchaser (which are affiliates of the General Partner) opposes and (ii) AIMCO and the Purchaser (which are affiliates of the General Partner) may be able to take action desired by it but opposed by the non-tendering Limited Partners.

     Potentially Beneficial Aspects of the Offer for Limited Partners

     o    Although not  necessarily  indicative of value,  the Purchase Price is
          (i) $.50 per Unit greater than the purchase price being paid in a competing offer made on March 25, 1999 (the "Cal Kan Offer") by MP Value Fund 4, L.P., MP Value Fund 6, LLC, MacKenzie Patterson Special Fund, LLC, MacKenzie Patterson Special Fund 3, LLC, MacKenzie Patterson Special Fund 4, LLC and Cal Kan, Inc. (collectively, "Cal Kan"), (ii) $1.50 per Unit greater than the purchase price being paid in a competing offer made on or about April 6, 1999 (the "Everest Offer") by Everest Investors 12, LLC ("Everest") and (iii) $3.40 per Unit greater the purchase price being paid in a competing offer made on March 22, 1999 (the "Madison Offer") by Madison Liquidity Investors 104, LLC ("Madison"). In addition, with respect to the Madison and Everest Offers, the purchase price is reduced by the $75.00 transfer fee charged by the Partnership. Accordingly, the actual purchase price for the Madison and Everest Offers is significantly reduced.

     o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, including the Cal Kan Offer, the Everest Offer and the Madison Offer (collectively, the "Competing Offers"), there is no formal trading market for Units. At present, Limited Partners may seek to negotiate private sales or sales through a trading system such as the American Partnership Board, which publishes sell offers by Limited Partners in respect of Units. Accordingly, the Offer affords Limited Partners an opportunity to dispose of their Units for cash which otherwise might not be available to them.

     o The Offer may be attractive to Limited Partners who have an immediate need for cash.

     o Limited Partners who sell Units pursuant to the Offer will not be charged any sales commissions or partnership transfer fees.

     o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, real estate markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates, economic slowdowns and overbuilding. Accordingly, ownership of Units continues to be a speculative investment. The Offer may provide Limited Partners with the opportunity to liquidate their interests in the Partnership and replace them with investments that are less speculative.

     o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays and complications in filing personal income tax returns which may be caused by ownership of Units. In addition, a Limited Partner who sells 100% of its Units pursuant to the Offer will no longer be subject to the passive activity loss limitation with respect to "suspended" losses attributable to those Units and, therefore, will be able to utilize fully any such losses.

     o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnership's properties or in connection with any future liquidation of the Partnership. Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser will be paid to the Purchaser.

     The Purchaser (which is an affiliate of the General Partner) makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the General Partner that the General Partner also expects to make no recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors regarding the financial, tax, legal and other implications of accepting the Offer. Limited Partners are urged to read this Offer to Purchase and the related materials carefully and in their entirety before deciding whether to tender their Units.

     Reasons for and Effects of the Offer. The Purchaser's purpose in making the Offer is to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Although the number of Units sought in the Offer will not give the Purchaser (which is an affiliate of the General Partner) absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Units it is tendering for, it will be in a position to exercise significant influence over the outcome of any vote by Limited Partners. Even if the Purchaser acquires a lesser number of Units pursuant to the Offer, however, because AIMCO (an affiliate of the Purchaser) already owns approximately 19.95% of the outstanding Units it will be able to significantly influence the outcome of all voting decisions with respect to the Partnership. See Sections 8, 10 and 13.

     Certain Tax Considerations. A sale by a Limited Partner pursuant to the Offer will result in taxable gain (or loss) equal to the excess (deficit) of the amount realized by the Limited Partner for the Units sold over (under) such Limited Partner's adjusted tax basis in those Units, which may be taxable as ordinary income or loss, capital gain or loss or gain from real estate depreciation recapture. If a Limited Partner has suspended "passive losses" from the Partnership or other passive activity investments, such Limited Partner generally may deduct these losses up to the amount of any gain from the sale. A sale pursuant to the Offer of all of a Limited Partner's Units will terminate his or her investment in the Partnership and, commencing with the year following the year of sale, the Limited Partner will no longer receive Partnership tax information or have to report the complicated tax information currently required of Limited Partners. See Section 6.

     General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. It is not known when the Partnership's properties may be sold. There may be no way to liquidate a Limited Partner's investment in a partnership in the future until the properties are sold and the Partnership is liquidated. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital markets conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2005, unless sooner terminated as provided in the Limited Partnership Agreement or by law.

     Withdrawal of Units Tendered Pursuant to a Competing Offer. If a Limited Partner who has tendered its Units pursuant to Competing Offer wishes to tender some or all of such Units to the Purchaser pursuant to this Offer, such Limited Partner must withdraw such Units by following the procedures set forth below. Those Limited Partners desiring to withdraw their tender from the Cal Kan Offer must do so in accordance with the applicable procedures set forth in Section 4 of the Cal Kan Offer and the related Letter of Transmittal. Limited Partners who desire assistance in withdrawing the Units tendered pursuant to a Competing Offer may call the Information Agent at (201) 896-1900 or at (888) 349-2005. With respect to withdrawal of Units, Section 4 of the Cal Kan Offer provides, in relevant part:

          "For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the [Letter of Transmittal attached to the Cal Kan Offer]. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed."

     In connection with this Offer, for the convenience of Limited Partners, the Purchaser has provided a form of "Notice of Withdrawal" which, if properly completed and timely delivered to MacKenzie Patterson, Inc., the depository for the Cal Kan Offer, will enable a Limited Partner to withdraw Units tendered pursuant to the Cal Kan Offer. The appropriate form of "Notice of Withdrawal," or any other proper Notice of Withdrawal which complies with the withdrawal requirements of Section 4 of the Cal Kan Offer should be sent to MacKenzie Patterson, Inc., the depository for the Cal Kan Offer, in accordance with the terms of the Cal Kan Offer by no later than April 30, 1999, the expiration date of the Cal Kan Offer, unless extended. ANY LIMITED PARTNER TENDERING UNITS TO THE PURCHASER FOLLOWING THE WITHDRAWAL OF SUCH UNITS FROM THE CAL KAN OFFER OR ANOTHER COMPETING OFFER SHOULD FURNISH THE INFORMATION AGENT OF THIS OFFER WITH COPIES OF THE NOTICE(S) OF WITHDRAWAL SENT BY SUCH LIMITED PARTNER TO CAL KAN (or its depository), OR SUCH OTHER BIDDER IN A COMPETING OFFER, AS THE CASE MAY BE.

     Conditions. The Offer is not conditioned on any aggregate minimum number of Units being tendered. Certain other conditions do apply, however. See Section 14.

     Distributions. No cash distributions were made by the Partnership to Limited Partners during the years ended December 31, 1998 or 1997. Pursuant to the terms of the loan agreement encumbering the Partnership's properties, the Partnership is prohibited from making distributions to the Limited Partners until such debt is satisfied. All net cash flow of the Partnership is required to be paid to the lender to reduce accrued interest and principal on the loan. See Section 9.

     Outstanding Units. According to information supplied by the Partnership, as of December 31, 1998 there were 1,222,000 Units issued and outstanding, which were held of record by 2,033 Limited Partners. AIMCO currently owns 243,831 (representing approximately 19.95%) of the outstanding Units. See Section 11 of this Offer to Purchase for a list of transactions in the Units effected by the Purchaser and its affiliates within the past 60 days.

                                    THE OFFER

     Section 1. Terms of the Offer; Expiration Date; Proration. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) up to 305,500 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. For purposes of the Offer, the term "Expiration Date" shall mean 11:59 P.M., New York City time, on May 6, 1999, unless the Purchaser in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

     The Purchase Price will automatically be reduced by the aggregate amount of distributions per Unit, if any, made by the Partnership to Limited Partners from and after the date of this Offer until the date on which the Purchaser pays for Units purchased pursuant to the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to Limited Partners pursuant to the Offer, the increased consideration will be paid for all Units accepted for payment pursuant to the Offer, regardless of whether the Units were tendered prior to the increase in the consideration offered.

     If more than 305,500 Units are validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date in accordance with the procedures specified in Section 4, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 305,500 of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 305,500 Units, the Purchaser will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     If proration of tendered Units is required, then, subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Purchase Price.

     The Offer is conditioned on satisfaction of certain conditions. See Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and/or (iv) amend the Offer.

     This Offer to Purchase and the related Letter of Transmittal are being mailed by the Purchaser (which is an affiliate of the General Partner) to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by Individual Retirement Accounts ("IRAs") and qualified plans) beneficial owners of Units as of April 1, 1999. For administrative purposes, the transfer of Units will be effective April 1, 1999.

     Section 2. Acceptance for Payment and Payment for Units. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the General Partner) will accept for payment (and thereby purchase) and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an IRA or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. See Section 3. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives verbal or written notice to the Information Agent of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Information Agent, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment.

     If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser. If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in
Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     Section 3. Procedure for Tendering Units.

     Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. To validly tender Units, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date, including , without limitation, to the extent a Limited Partners Units are represented by a certificate, the certificate evidencing such Units. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the Letter of Transmittal is signed by the registered holder of the Units and payment is to be made directly to that holder, then no signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. Please contact the Information Agent for assistance in obtaining a signature guarantee.

     Delivery of Letter of Transmittal. The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Limited Partner, and delivery will be deemed made only when actually received by the Information Agent. In all cases, sufficient time should be allowed to assure timely delivery.

     Appointment as Proxy; Power of Attorney. By executing a Letter of Transmittal, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the General Partner), and its managers and designees as the Limited Partner's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser and its managers and designees will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

     By executing a Letter of Transmittal, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its general partner and designees as the Limited Partner's attorneys-in-fact, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Units for payment. The tendering Limited Partner agrees not to exercise any rights pertaining to the tendered Units without the prior consent of the Purchaser. Upon such acceptance for payment, all prior powers of attorney granted by the Limited Partner with respect to such Units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, the Purchaser and its general partner and designees each will have the power, among other things, (i) to transfer ownership of such Units on the Partnership books maintained by the General Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent (as the tendering Limited Partner's agent) of the Purchase Price, to become a substituted Limited Partner, to receive any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (iii) to execute and deliver to the General Partner a change of address form instructing the General Partner to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such Limited Partner representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case in the name and on behalf of the tendering Limited Partner.

     Assignment of Interest in Future Distributions. By executing a Letter of Transmittal, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership on or after the date on which the Purchaser purchases such Units, in respect of the Units tendered by such Limited Partner and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the date of such purchase. The Purchaser will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, each tendering Limited Partner must provide the Purchaser (which is an affiliate of the General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. See the Instructions to the Letter of Transmittal and
Section 6.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each tendering Limited Partner must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying the Limited Partner's taxpayer identification number and address and that such Limited Partner is not a foreign person. See the Instructions to the Letter of Transmittal and Section 6.

     Binding Obligation. A tender of Units pursuant to and in accordance with the procedures described in this Section 3 and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the General Partner) on the terms set forth in this Offer to Purchase and in the Letter of Transmittal.

     Section 4. Withdrawal Rights. Tenders of Units pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after June 8, 1999. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including signature guarantees by an Eligible Institution). Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

     If payment for Units is delayed for any reason or if the Purchaser (which is an affiliate of the General Partner) is unable to pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser (which is an affiliate of the General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) to terminate the Offer if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 and (iii) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will be disseminated promptly to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the then scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in
Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. If material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:00 a.m. through 11:59 P.M., New York City time.

     Section 6. Certain Federal Income Tax Matters.

     General. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. Each Limited Partner should consult its own tax advisor as to the particular tax consequences to such Limited Partner of selling Units pursuant to the Offer.

     Gain or Loss Generally. In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between
(i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. Generally, a Limited Partner's adjusted tax basis with respect to a Unit equals its cost, increased by the amount of income and the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit, and decreased by (i) any distributions made with respect to such Unit, (ii) the amount of deductions or losses allocated to the Unit and (iii) any decrease in the amount of Partnership liabilities (as determined under Code Section 752) allocated to the Unit. Thus, the amount of a Limited Partner's adjusted tax basis in tendered Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer, plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

     A portion of the gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss, if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. Under the IRS Restructuring and Reform Act of 1998, the capital gains rate for individuals and other non-corporate taxpayers is 20% for sales of capital assets held for more than one year. However, any gain from the sale of such assets attributable to the recapture of depreciation with respect to real property (other than certain depreciation recapture taxable as ordinary income) is taxed at a maximum rate of 25%. Corporate taxpayers are taxed at a maximum marginal rate of 35% for both capital gains and ordinary income. The maximum marginal federal income tax rate for ordinary income of individuals and other noncorporate taxpayers is 39.6%. Capital losses are deductible only to the extent of capital gains, except that, subject to the passive activity loss limitations discussed below, non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); and a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

     A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Limited Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Unrealized Receivables and Certain Inventory. A portion of the gain or loss upon the sale of Units may be attributable to unrealized receivables. If any portion of the amount of gain or loss realized by a Limited Partner is attributable to "unrealized receivables" (which includes certain depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital. In addition, a portion of such gain may be taxed at the 25% rate discussed above. A Limited Partner who tenders Units which are purchased pursuant to the Offer must file an information statement with such Limited Partner's federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss. 1.751-1(a)(3). A selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferor(s) and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

     Passive Activity Loss Limitation. Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive losses" in any year only to the extent of the person's passive income for that year. Closely held corporations (other than personal service corporations) may offset such losses against active income as well as passive activity income for that year. A portion of any post-1986 losses of Limited Partners from the Partnership may have been passive losses. Thus, Limited Partners may have "suspended" passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities or from the Partnership). Substantially all gain or loss from a sale of Units pursuant to the Offer will be passive income or loss.

     If a Limited Partner sells less than all of its Units pursuant to the Offer, suspended passive losses, if any (including a portion of any loss recognized on the sale of Units), can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year (including any gain recognized on the sale of Units) plus any other passive income for that year. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations), including ordinary income. If a tendering Limited Partner has suspended passive losses from the Partnership, such Limited Partner must sell all of its Units to receive these tax benefits. If more than 305,500 of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser. See Section 1.

         Partnership Termination. Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50% or more of the total interest in partnership capital and profits within a twelve-month period (although successive transfers of the same interest within a twelve-month period will be treated as a single transfer for this purpose). In the event of a termination, the Partnership's tax year would close and the Partnership would be treated for income tax purposes as if it had contributed all of its assets and liabilities to a "new" partnership in exchange for an interest in the "new" partnership. The Partnership would then be treated as making a distribution of the interests in the "new" partnership to the new partners and the remaining partners, followed by the liquidation of the Partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed contribution, a new depreciation recovery period would begin on such date, the Partnership's annual depreciation deductions over the next few years would be substantially reduced, and the Partnership would have greater taxable income (or less tax loss) than if no tax termination occurred. In addition, depreciation may be required to be allocated to those Limited Partners that have a higher tax basis. A tax termination of the Partnership would also terminate any partnership in which the Partnership holds a majority interest (50% or more).

     The Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for tax purposes. The Purchaser believes that even if the maximum number of Units is purchased pursuant to the Offer, those transfers will not cause a tax termination of the Partnership.

     Backup Withholding and FIRPTA Withholding. Limited Partners (other than tax-exempt persons, corporations and certain foreign persons) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

     Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Limited Partner's TIN and address, and that such Limited Partner is not a foreign person. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Section 7. Effects of the Offer.

     Limitations  on  Resales.  The  Limited  Partnership   Agreement  prohibits
transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes. This provision may limit sales of Units in the secondary market and in private transactions for the twelve-month period following completion of the Offer. The General Partner has advised the Purchaser that the Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the General Partner believes may cause a tax termination in contravention of the Limited Partnership Agreement. In determining the number of Units for which the Offer is made (representing approximately 25% of the outstanding Units), the Purchaser (which is an affiliate of the General Partner) took this restriction into account so as to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

     Effect on Trading Market; Reporting Requirements Under the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary market sales of the Units.

     The Partnership is required to file periodic reports with the Commission and to comply with certain other Commission rules. The Purchaser (which is an affiliate of the General Partner) does not expect or intend that consummation of the Offer will cause the Partnership to be relieved of its requirements to file periodic reports with the Commission and to comply with the other rules of the Commission. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser believes that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by more than 300 persons.

     Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with General Partner. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3.

     AIMCO, an affiliate of the Purchaser, currently owns approximately 19.95% of the outstanding Units. As a result of the ownership of such Units, the Purchaser and its affiliates are in a position to significantly influence all Partnership decisions on which Limited Partners may vote, including decisions regarding removal of the General Partner, sales of assets, liquidation of the Partnership, and most types of amendments to the Limited Partnership

Agreement and voting. Depending upon the number of Units tendered pursuant to the Offer, such influence may be enhanced (or the Purchaser may be in a position to control such decisions). This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser and its affiliates oppose and (ii) the Purchaser and its affiliates may be able to take action desired by them but opposed by a majority of the non-tendering Limited Partners. Due to its affiliation with the General Partner, the Purchaser and its affiliates will most likely vote the Units owned by it in whatever manner it deems to be in the best interests of the General Partner, but may not be in the interest of other Limited Partners.

     The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

     Section 8. Future Plans of AIMCO and the Purchaser. The Purchaser is seeking to acquire Units pursuant to the Offer in order to increase its equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. Following the completion of the Offer, the Purchaser and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. AIMCO and the Purchaser also may consider disposing of some or all of the Units currently owned or acquired pursuant to the Offer to persons not yet determined, which may include our affiliates. There can be no assurance, however, that AIMCO or the Purchaser will initiate or complete any subsequent transaction during any specific time period following the Expiration Date or at all.

     The Purchaser does not have any present plans or intentions with respect to an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or a sale or refinancing of any of the Partnership's properties. However, AIMCO and the Purchaser expect that consistent with the General Partner's fiduciary obligations, the General Partner will seek and review opportunities (including opportunities identified by AIMCO and the Purchaser) to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or a combination of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners.

     Section 9. Certain Information Concerning the Partnership. Except as otherwise indicated, information contained in this Section 9 is based upon documents and reports publicly filed by the Partnership with the Commission.

     The Partnership was organized on January 23, 1986 under the laws of the State of South Carolina. Its principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number at that address is (864) 239-1000.

     The Partnership's primary business is real estate ownership and related operations. The Partnership was formed for the purpose of making investments in various types of real properties which offered capital appreciation and cash distributions to Limited Partners. The general partners of the Partnership are the General Partner and N. Barton Tuck, Jr., who is not affiliated with the Purchaser. N. Barton Tuck, Jr. is not involved in the day to day operations of the Partnership nor was he involved in the decision by the Purchase to make the Offer.

     The Partnership's investment portfolio currently consists of two residential apartment complexes and a retail shopping center which are owned in fee subject to first mortgages. The Partnership's properties are more fully described in the following table:

        Property                     Location                     Use                        Size
        --------                     --------                     ---                        ----
The Gallery - Huntsville          Huntsville, Alabama      Retail Shopping Center     Approximately 101,00 s.f.

Governor's Park Apartments        Little Rock, Arkansas    Apartment                  154 units

Twin Lakes Apartments             Palm Harbor, Florida     Apartment                  262 units

     General Policy Regarding Sales and Refinancings of Partnership Properties; Alternatives. It is not known when the Partnership's properties may be sold. There may be no way to liquidate a Limited Partner's investment in a partnership in the future until the properties are sold and the Partnership is liquidated. In general, the General Partner regularly evaluates the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate and capital markets conditions. The General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. Under the Limited Partnership Agreement the term of the Partnership will continue until December 31, 2005, unless sooner terminated as provided in the Limited Partnership Agreement or by law.

     Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-KSB for the year ended December 31, 1998, 1997 and 1996. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                             Selected Financial Data
                        (in thousands, except Unit data)

                                                            Fiscal Year Ended December 31,
                                                             1998        1997        1996
                                                             ----       ----       ----
Statement of Operations Data:

  Rental Income                                            $  5,111    $  5,174    $  5,116
  Other Income                                                  182         169         150
  Total Revenues                                              5,293       5,343       5,266
  Total Expenses                                              5,369       5,591       5,524
  Net Loss                                                 $    (76)   $   (248)   $   (258)
  Net Loss per Depositary Unit Certificate                 $   (.06)   $   (.20)   $   (.21)

                                                                   As of December 31,
                                                             1998        1997        1996
                                                             ----        ----        ----
Balance Sheet Data:

  Total Assets                                             $ 23,590    $ 24,126    $ 24,641
  Total Liabilities                                          22,050      22,510      22,777
  Partners Capital - Depositary Unit Certificate Holders      1,987       2,062       2,308
       (1,222,000 issued and outstanding)

     Other Information. The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Limited Partners are referred to the financial and other information included in the Partnership's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. Such reports and other documents may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http://www.sec.gov.

     Section 10. Conflicts of Interest and Transactions with Affiliates. The General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

     Conflicts of Interest with Respect to the Offer. The General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with the Purchaser. The General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the General Partner and/or its affiliates and (ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the General Partner in attempting to reconcile the interests of the Purchaser with the interests of the other Limited Partners. In addition, the Purchaser is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The Partnership has indicated in the Schedule 14D-9 that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. The Partnership states, however, that if a Limited Partner desires to obtain cash for its Units presently, it believes that those Limited Partners should tender their Units for the greatest purchase price. Limited Partners are urged to read this Offer to Purchase and the Schedule 14D-9 and the related materials carefully and in their entirety before deciding whether to tender their Units.

     Voting by the Purchaser. The Purchaser (which is an affiliate of the General Partner) will seek to be admitted to the Partnership as a substituted Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the General Partner) is not admitted to the Partnership as a substituted Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser and its managers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3.

     AIMCO, an affiliate of the Purchaser, currently owns approximately 19.95% of the outstanding Units. As a result of the ownership of such Units, the Purchaser and its affiliates are in a position to significantly influence all Partnership decisions on which Limited Partners may vote, including decisions regarding removal of the General Partner, sales of assets, liquidation of the Partnership, and most types of amendments to the Limited Partnership Agreement and voting. Depending upon the number of Units tendered pursuant to the Offer, such influence may be enhanced (or the Purchaser and its affiliates may be in a position to control such decisions). This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser and its affiliates oppose and (ii) the Purchaser and its affiliates may be able to take action desired by them but opposed by a majority of the non-tendering Limited Partners. Due to its affiliation with the General Partner, the Purchaser and its affiliates will most likely vote the Units owned by it in whatever manner it deems to be in the best interests of the General Partner, but may not be in the interest of other Limited Partners.

     The Offer will not result in any change in the compensation payable to the General Partner or its affiliates. However, as a result of the Offer, the Purchaser (which is an affiliate of the General Partner) will participate, in its capacity as a Limited Partner, in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

     Transactions with Affiliates. The Limited Partnership Agreement provides for certain payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership. During the years ended December 31, 1998, 1997 and 1996, affiliates of the General Partner (which are also affiliates of the Purchaser) were entitled to receive 5% of gross receipts from all of the Partnership's residential properties for providing property management services. The Partnership paid to such affiliates $255,000, $292,000 and $289,000 for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, an affiliate of the General Partner (which is also an affiliate of the Purchaser) received reimbursement of accountable administrative expenses amounting to approximately $117,000, $159,000 and $138,000 for the years ended December 31, 1998, 1997 and 1996, respectively. In addition, an affiliate of the General Partner (who, at the time, was not an affiliate of the Purchaser) also received leasing commissions of $57,000 during the year ended December 31, 1997. No leasing commissions were paid to affiliates of the General Partner during the years ended December 31, 1998 and 1996.

     Section 11. Certain Information Concerning the Purchaser, AIMCO and AIMCO-GP, Inc. The Purchaser (which is an affiliate of the General Partner) is a Delaware limited partnership. The general partner of the Purchaser is AIMCO-GP, Inc., a Delaware corporation ("AIMCO-GP"), which is wholly-owned by AIMCO. The Purchaser, together with its subsidiaries, conduct substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled by the National Multi-Housing Council, the Purchaser believes that, as of December 31, 1998, AIMCO was one of the largest owners and managers of multifamily apartment properties in the United States, with a total portfolio of 379,363 apartment units in 2,147 properties located in 49 states, the District of Columbia and Puerto Rico. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of December 31, 1998, AIMCO:


     o    owned or controlled 63,268 units in 243 apartment properties;

     o    held an equity interest in 170,061 units in 901 apartment  properties;
          and

     o managed 146,034 units in 1,003 apartment properties for third party owners and affiliates.

     The principal executive offices of the Purchaser, AIMCO and AIMCO-GP are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO, the Purchaser and AIMCO-GP, as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     The Purchaser and AIMCO are both subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to their business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Set forth on Annex II and Annex III hereto is certain consolidated financial information with respect to the Purchaser and its consolidated subsidiaries and AIMCO and its consolidated subsidiaries, respectively, for their fiscal years ended December 31, 1998, 1997 and 1996. More comprehensive financial and other information is included in the Purchaser's and AIMCO's Annual Reports on Form 10-K for the year ended December 31, 1998 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Purchaser and AIMCO with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

     Except for the purchase by AIMCO of (i) 92,314 Units on February 9, 1999 for a purchase price of $5.75 per Unit, (ii) 134,293 Units on March 3, 1999 at a purchase price of $5.50 per Unit and (iii) 17,224 Units on March 16, 1999, at a purchase price of $5.75 per Unit, none of the Purchaser, AIMCO or AIMCO-GP or, to the best of the Purchaser's knowledge, any of the persons listed on Annex I hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Section 12. Source of Funds. The Purchaser (which is an affiliate of the General Partner) expects that approximately $1,680,250 will be required to purchase 305,500 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the General Partner) expects to obtain all of those funds from the Purchaser's reserves.

     Section 13. Background of the Offer.

     Affiliation With the General Partner. Pursuant to a series of transactions which closed on October 1, 1998, and February 26, 1999, Insignia Financial Group, Inc. and Insignia Properties Trust merged into AIMCO, with AIMCO being the surviving corporation (the "Insignia Merger"). As a result of the Insignia Merger, AIMCO acquired 100% ownership interest in the General Partner and thereby control of the Partnership.

     Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the General Partner) reviewed certain publicly available information and certain information made available to it by the General Partner and its other affiliates, including among other things: (i) the Limited Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998; (iii) unaudited results of operations of the Partnership's properties for the period since the beginning of the Partnership's current fiscal year and to date in 1999; (iv) the operating budgets prepared by the property manager, an affiliate of the Purchaser, to the Partnership's properties for the year ending December 31, 1999; and (v) other information obtained by the Purchaser and its affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership. The Purchaser's determination of the Purchase Price was based on its review and analysis of the foregoing information, the other financial information and analyses concerning the Partnership summarized below. In determining the Purchase Price, the Purchaser did not rely upon any material, non-public information concerning the Partnership not summarized below or elsewhere in this Offer to Purchase.

     Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. Set forth in the table below are the high and low sales prices of Units for the quarterly periods from April 1, 1997 to March 31, 1999, as reported by the General Partner and by The Partnership Spectrum, which is an independent, third-party source. A number of transfers may not be reflected in the table as a number of Units are held in "street name" and their transfers may not be known to the General
Partner or Partnership Spectrum. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices; thus the Purchaser does not know whether the information compiled by The Partnership Spectrum is accurate or complete. The transfer paperwork submitted to the General Partner often does not include the requested price information or contains conflicting information as to the actual sales price; accordingly, Limited Partners should not rely upon this information as being completely accurate.

                  Reported Sales Prices of Partnership Units(1)

                                              Low Sales Price   High Sales Price
                                                 Per Unit           Per Unit

Fiscal Year Ended December 31, 1999:
   First Quarter ..........................       $4.60              $4.93
Fiscal Year Ended December 31, 1998:
   Fourth Quarter .........................       $4.50              $4.77
   Third Quarter ..........................       $1.60              $3.68
   Second Quarter .........................          --                 --
   First Quarter ..........................       $1.05              $1.05
Fiscal Year Ended December 31, 1997:
   Fourth Quarter .........................          --                 --
   Third Quarter ..........................       $ .40              $ .40
Second Quarter ............................          --                 --

----------
(1)  Includes   transfers  reported  by  the  General  Partner  and  Partnership
     Spectrum, an independent third party. The prices in the table are qualified in their entirety by the paragraph preceding the table.

     The Purchaser (which is an affiliate of the General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by American Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ.

     Valuation of Units. The Purchaser determined the Purchase Price by estimating the value of the Partnership's properties using the direct capitalization method with respect to the residential properties and a discounted cash flow method with respect to the Partnership's commercial property.

     The direct capitalization method involves applying a capitalization rate to the Partnership's annual property income attributable to the residential properties. A capitalization rate is a percentage (rate of return), commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized the higher the value produced, and the higher the capitalization rate utilized the lower the value produced. The Purchaser used the Partnership's property income attributable to the residential properties for the fiscal year ended December 31, 1998. However, in determining the appropriate capitalization rate, the Purchaser considered each residential property's net operating income since December 31, 1998. The Purchaser's method for selecting a capitalization rate begins with each property being assigned a location and condition rating (e.g., "A" for excellent, "B" for good, "C" for fair, and "D" for poor). The Purchaser has rated both the residential properties' locations B (good) and their condition B (good). Generally, the Purchaser assigns an initial capitalization rate of 10.25% to properties in this category. The Purchaser then adjust the capitalization rate based on whether the mortgage debt that the property is subject to bears interest at a rate above or below 7.5% per annum. Generally, for every 0.5% in excess of 7.5%, the capitalization rate would be increased by 0.25%. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, is subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. Further, in applying the direct capitalization method, others may make different assumptions and obtain different results.

     The commercial property was valued by using a ten year discounted cash flow method. This method takes into consideration lease terminations, renewals and future leasing prospects. Using a ten year discounted cash flow method for pricing commercial property is widely- accepted method for determining values of commercial property similar to that of the Partnership, however other methods of pricing may be used which would result in different valuations of the property. The proceeds that a Limited Partner would receive if he sold his Units to someone else or if the Partnership were actually liquidated might be higher or lower than the Purchase Price. The Purchaser determined the Purchaser Price as follows:.

     Governor's Park                                 (in dollars unless otherwise indicated)
     Net operating income                                                            451,232
     Capitalization rate                                                              10.25%
                                                                                   4,402,000
     Twin Lakes
     Net operating income                                                            779,044
     Capitalization rate                                                               9.75%
                                                                                   7,990,000

     The Gallery of Huntsville                                                     7,250,000

     Gross valuation of partnership properties                                    19,642,000
     Plus: Cash and cash equivalents                                                 433,387
     Plus: Other partnership assets, net of security deposits                      1,194,728
     Less: Mortgage debt, including accrued interest                            (11,897,520)
     Less: Accounts payable and accrued expenses                                    (14,854)
     Less: Other liabilities                                                     (1,094,452)
                                                                                ------------
     Partnership valuation before taxes and certain costs                          8,263,288
     Less: Disposition fees                                                        (145,000)
     Less: Extraordinary capital expenditures and deferred maintenance             (811,320)
     Less: Closing costs                                                           (589,260)
     Estimates net valuation of your partnership                                   6,717,708
     Percentage of estimated net valuation allocated to holders of units             100.00%
                                                                                ------------
     Estimated net valuation of units                                              6,717,708
            Total number of units                                                  1,222,000
                                                                                ------------
     Estimated valuation per unit                                                      $5.50
                                                                                ============
     Cash consideration per unit                                                       $5.50
                                                                                ============

     Section 14. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained prior to the Expiration Date. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

     (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of judgment of the Purchaser, is or may be materially adverse to the Partnership or the value of the Units to the Purchaser, or the Purchaser shall have become aware of any facts relating to the Partnership, its indebtedness or its operations which, in the reasonable judgment of the Purchaser, has or may have material significance with respect to the value of the Partnership or the value of the Units to the Purchaser; or

     (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per share, from the date hereof, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from the date hereof, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States,
(vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the reasonable judgment of the Purchaser, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

     (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the Purchaser of the Units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the Purchaser (or any affiliates of the Purchaser) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the Units pursuant to the offer illegal or results in a delay in the ability of the Purchaser to accept for payment or pay for some or all of the Units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or the Purchaser or any of its affiliates in the General Partner (which is an affiliate of the Purchaser) or to remove the General Partner as the general partner of the Partnership, or seeks to impose any material limitation on the ability of the Purchaser or any of its affiliates to conduct the Partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the Purchaser or any of its affiliates to acquire or hold or to exercise full rights of ownership of the Units including, but not limited to, the right to vote the Units purchased by it on all matters properly presented to Limited Partners or (v) might result, in the sole judgment of the Purchaser, in a diminution in the value of the Partnership or a limitation of the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the offer or the value of Units to the Purchaser; or

     (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the Purchaser, AIMCO-GP or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

     (e) the Partnership shall have (i) changed, or authorized a change of, the Units or the Partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, Units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for Units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Units or other securities, (iv) declared or paid any dividend or distribution on any Units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the Units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced,
(vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the reasonable judgment of the Purchaser, has or could have an adverse affect on the value of the Partnership or the Units, (ix) proposed, adopted or authorized any amendment of its organizational documents,
(x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of the Partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated (any changes to the offer resulting from the conditions set forth in this paragraph will most likely involve a change in the amount or terms of the consideration offered or the termination of the offer); or

     (f) a tender or exchange offer for any Units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13 (d) (3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the Units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the Units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving the Partnership; or

     (g) with respect to the cash portion of the offer consideration only, the Purchaser shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration; or

     (h) the Offer to purchase may have an adverse effect on AIMCO's status as a real estate investment trust.

     The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

     Section 15. Certain Legal Matters.

     General. The Purchaser (which is an affiliate of the General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer, other than the filing of a Tender Offer Statement on Schedule 14D-1 with the Commission (which has already been filed) and any required amendments thereto. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. Although there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder.

     Antitrust. The Purchaser (which is an affiliate of the General Partner) does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

     Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     Section 16. Fees and Expenses. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained River Oaks Partnership Services, Inc. to act as

Information Agent and Depositary in connection with the Offer. The Purchaser will pay the Information Agent reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     Section 17. Miscellaneous. The Purchaser (which is an affiliate of the General Partner) is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser, AIMCO and AIMCO-GP have filed with the Commission a Tender Offer Statement on Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).


                                        AIMCO PROPERTIES, L.P.



April 9, 1999

                                                                         Annex I

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"), AIMCO-GP, Inc. ("AIMCO-GP") and the directors of AIMCO are set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two executive officers and directors of the General Partner are Patrick J. Foye, Executive Vice President, and Timothy R. Garrick, Vice President -- Accounting. Unless otherwise indicated, the business address of each executive officer and director is 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222. Each executive officer and director is a citizen of the United States of America.

        Name                                       Position
        ----                                       --------

Terry Considine............    Chairman  of the  Board of  Directors  and Chief
                               Executive Officer

Peter K. Kompaniez.........    Vice Chairman, President and Director

Thomas W. Toomey...........    Executive   Vice   President  --   Finance   and
                               Administration

Joel F. Bonder.............    Executive Vice  President,  General  Counsel and
                               Secretary

Patrick J. Foye............    Executive Vice President

Robert Ty Howard...........    Executive Vice President -- Ancillary Services

Steven D. Ira..............    Executive Vice President and Co-Founder

Harry G. Alcock............    Senior Vice President -- Acquisitions

Troy D. Butts..............    Senior  Vice   President  and  Chief   Financial
                               Officer

Richard S. Ellwood.........    Director

J. Landis Martin...........    Director

Thomas L. Rhodes...........    Director

John D. Smith..............    Director

         Name                   Principal Occupations for the Last Five Years

Terry Considine..........     Chief  Executive  Officer  of AIMCO  and  AIMCO-GP
                              since July 1994. He is the sole owner of Considine
                              Investment Co. and prior to July 1994 was owner of
                              approximately  75% of Property  Asset  Management,
                              L.L.C.,  Limited  Liability  Company,  a  Colorado
                              limited   liability   company,   and  its  related
                              entities  (collectively,  "PAM"),  one of  AIMCO's
                              predecessors.  On October 1, 1996,  Mr.  Considine
                              was  appointed  Co-Chairman  and director of Asset
                              Investors  Corp. and Commercial  Asset  Investors,
                              Inc.,  two other  public  real  estate  investment
                              trusts,  and  appointed as a director of Financial
                              Assets  Management,  LLC, a real estate investment
                              trust manager.  Mr. Considine has been involved as
                              a   principal   in  a  variety   of  real   estate
                              activities, including the acquisition, renovation,
                              development  and  disposition of  properties.  Mr.
                              Considine has also controlled  entities engaged in
                              other businesses such as television  broadcasting,
                              gasoline     distribution    and     environmental
                              laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts
                              Bar.

Peter K. Kompaniez.......     Mr.   Kompaniez  has  been  Vice  Chairman  and  a
                              director   of  AIMCO   since  July  1994  and  was
                              appointed  President  of AIMCO in July  1997.  Mr.
                              Kompaniez has served as Vice President of AIMCO-GP
                              from July 1994 through July 1998 and was appointed
                              President in July 1998.  Mr.  Kompaniez has been a
                              director  of  AIMCO-GP  since  July  1994.   Since
                              September 1993, Mr. Kompaniez has owned 75% of PDI
                              Realty Enterprises,  Inc., a Delaware  corporation
                              ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From
                              1986 to 1993,  he  served as  President  and Chief
                              Executive  Officer of Heron Financial  Corporation
                              ("HFC"), a United States holding company for Heron
                              International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including
                              6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

Thomas W. Toomey.........     Mr.  Toomey has served as Senior Vice  President -
                              Finance and  Administration of AIMCO since January
                              1996    and    was     promoted    to    Executive
                              Vice-President-Finance and Administration in March
                              1997. Mr. Toomey has been Executive Vice President
                              - Finance and  Administration  of AIMCO-GP similar
                              capacity with Lincoln  Property Company ("LPC") as
                              well  as  Vice  President/Senior   Controller  and
                              Director  of

                              Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

Joel F. Bonder...........     Mr. Bonder has served as Executive  Vice President
                              and  General  Counsel of AIMCO  since  December 8,
                              1997. Mr. Bonder has been Executive Vice President and General Counsel of AIMCO-GP since July 1998.
                              Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP
                              Incorporated  from April 1994 until December 1997.
                              Mr.  Bonder  served as Vice  President  and Deputy
                              General Counsel of NHP Incorporated from June 1991 to March 1994 and as Associate General Counsel of
                              NHP from  1986 to  1991.  From  1983 to 1985,  Mr.
                              Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington
                              University School of Law.

Patrick J. Foye..........     Mr. Foye has served as Executive Vice President of
                              AIMCO  and  AIMCO-GP  since  May  1998.  Prior  to
                              joining  AIMCO,  Mr. Foye was a partner in the law
                              firm of Skadden,  Arps, Slate,  Meagher & Flom LLP
                              from 1989 to 1998 and was Managing  Partner of the
                              firm's Brussels,  Budapest and Moscow offices from
                              1992  through  1994.   Mr.  Foye  is  also  Deputy
                              Chairman of the Long Island  Power  Authority  and
                              serves  as  a  member   of  the  New  York   State
                              Privatization  Council.  He  received a B.A.  from
                              Fordham College and a J.D. from Fordham University
                              Law School.

Robert Ty Howard.........     Mr. Howard has served as Executive  Vice President
                              - Ancillary  Services  since  February  1998.  Mr.
                              Howard was appointed  Executive  Vice  President -
                              Ancillary Services of AIMCO-GP in July 1998. Prior
                              to joining AIMCO,  Mr. Howard served as an officer
                              and/or  director  of  four  affiliated  companies,
                              Hecco Ventures, Craig Corporation, Reading Company
                              and   Decurion   Corporation.   Mr.   Howard   was
                              responsible    for    financing,    mergers    and
                              acquisitions activities, investments in commercial
                              real estate, both nationally and  internationally,
                              cinema   development   and   interest   rate  risk
                              management. From 1983 to 1988, he was employed by Spieker Properties. Mr. Howard received a B.A.
                              from  Amherst  College,  a J.D.  from  Harvard Law
                              School  and an  M.B.A.  from  Stanford  University
                              Graduate School of Business.

Steven D. Ira............     Mr. Ira is a Co-Founder of AIMCO and has served as
                              Executive Vice President of AIMCO since July 1994.
                              Mr.  Ira has  been  Executive  Vice  President  of
                              AIMCO-GP  since  July  1998.  From 1987 until July
                              1994,  he served  as  President  of PAM.  Prior to
                              merging  his  firm  with  PAM  in  1987,  Mr.  Ira
                              acquired   extensive    experience   in   property
                              management.  Between  1977 and 1981 he  supervised
                              the property  management  of over 3,000  apartment
                              and  mobile  home  units  in  Colorado,  Michigan,
                              Pennsylvania  and  Florida,  and in 1981 he joined
                              with others to form the property  management  firm
                              of  McDermott,  Stein and Ira.  Mr. Ira served for
                              several  years on the National  Apartment  Manager
                              Accreditation  Board and is a former  president of
                              both the National  Apartment  Association  and the
                              Colorado  Apartment  Association.  Mr.  Ira is the
                              sixth  individual  elected  to the Hall of Fame of
                              the National Apartment  Association in its 54-year
                              history.  He holds a Certified  Apartment Property
                              Supervisor   (CAPS)  and  a  Certified   Apartment
                              Manager  designation  from the National  Apartment
                              Association, a Certified Property Manager (CPM) designation from the National Institute of Real
                              Estate Management (IREM) and he is a member of the Board of Directors of the National Multi-Housing
                              Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

Harry G. Alcock..........     Mr.  Alcock has served as Vice  President of AIMCO
                              and AIMCO-GP since July 1996, and was promoted to Senior Vice President - Acquisitions in October
                              1997, with responsibility for acquisition and financing activities since July 1994. From June
                              1992 until July 1994,  Mr. Alcock served as Senior
                              Financial  Analyst  for PDI and HFC.  From 1988 to
                              1992,  Mr.  Alcock  worked for Larwin  Development
                              Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from
                              San Jose State University.

Troy D. Butts............     Mr. Butts has served as Senior Vice  President and
                              Chief  Financial  Officer of AIMCO since  November
                              1997. Mr. Butts has been Senior Vice President and
                              Chief  Financial  Officer of  AIMCO-GP  since July
                              1998. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real
                              Estate  Services Group for Arthur  Andersen LLP in
                              Dallas,  Texas.  Mr.  Butts was employed by Arthur
                              Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public
                              Accountant.

Richard S. Ellwood.......     Mr.  Ellwood was  appointed a Director of AIMCO in
12 Auldwood Lane              July 1994 and is  currently  Chairman of the Audit
Rumson, NJ 07660              Committee.   Mr.   Ellwood  is  the   founder  and
                              President of R.S. Ellwood & Co.,  Incorporated,  a
                              real  estate  investment  banking  firm.  Prior to
                              forming R.S. Ellwood & Co.,  Incorporated in 1987,
                              Mr. Ellwood had 31 years experience on Wall Street
                              as an  investment  banker,  serving  as:  Managing
                              Director  and  senior   banker  at  Merrill  Lynch
                              Capital  Markets  from  1984  to  1987;   Managing
                              Director  at Warburg  Paribas  Becker from 1978 to
                              1984;   general   partner  and  then  Senior  Vice
                              President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P.
                              Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of FelCor Suite
                              Hotels,  Inc. and Florida  East Coast  Industries,
                              Inc.

J. Landis Martin.........     Mr.  Martin was  appointed  a Director of AIMCO in
199 Broadway                  July 1994 and became Chairman of the  Compensation
Suite 4300                    Committee in March 1998.  Mr. Martin has served as
Denver, CO 80202              President  and  Chief  Executive   Officer  and  a
                              Director of NL Industries, Inc., a manufacturer of
                              titanium  dioxide,  since  1987.  Mr.  Martin  has
                              served  as  Chairman  of  Tremont  Corporation,  a
                              holding company  operating  through its affiliates
                              Titanium  Metals  Corporation   ("TIMET")  and  NL
                              Industries,   Inc.,   since   1990  and  as  Chief
                              Executive  Officer and a director of Tremont since
                              1998.  Mr. Martin has served as Chairman of Timet,
                              an integrated producer of titanium, since 1987 and
                              Chief  Executive  Officer since January 1995. From
                              1990 until its acquisition by Dresser  Industries,
                              Inc.  ("Dresser")  in 1994,  Mr.  Martin served as
                              Chairman of the Board and Chief Executive  Officer
                              of  Baroid   Corporation,   an  oilfield  services
                              company. In addition to Tremont, NL and TIMET, Mr.
                              Martin is a director of Dresser,  which is engaged
                              in  the  petroleum   services,   hydrocarbon   and
                              engineering industries.

Timothy R. Garrick.......     Mr.  Garrick has been Vice  President - Accounting
                              of the general  partner and AIMCO since October 1,
                              1998.  Prior to that date,  Mr.  Garrick served as
                              Vice  President - Accounting  Services of Insignia
                              Financial Group from June 1997 until October 1998.
                              From 1992 until June of 1997,  Mr.  Garrick served
                              as Vice  President of  Partnership  Accounting for
                              Insignia  Financial Group.  From 1987 to 1990, Mr.
                              Garrick  served  as  Investment  Advisor  for U.S.
                              Shelter  Corporation.   From  1984  to  1987,  Mr.
                              Garrick served as Partnership Investment Analyst for U.S. Shelter Corporation. From 1979 to 1984,
                              Mr.  Garrick  worked on the audit staff of Ernst &
                              Whinney. Mr. Garrick received his B.S. Degree from the University of South Carolina in 1979 and is a certified public accountant.

Thomas L. Rhodes.........     Mr.  Rhodes was  appointed  a Director of AIMCO in
215 Lexingon Avenue           July 1994.  Mr. Rhodes has served as the President
4th Floor                     and a Director of National  Review  magazine since
New York, NY 10016            November 30,  1992,  where he has also served as a
                              Director  since 1998.  From 1976 to 1992 , he held
                              various positions at Goldman,  Sachs & Co. and was
                              elected a General  Partner in 1986 and served as a
                              General Partner from 1987 until November 27, 1992.
                              He  is  currently   Co-Chairman  of  the  Board  ,
                              Co-Chief  Executive  Officer  and  a  Director  of
                              Commercial   Assets  Inc.   and  Asset   Investors
                              Corporation.  He  also  serves  as a  Director  of
                              Delphi Financial Group, Inc. and its subsidiaries,
                              Delphi   International  Ltd.,  Oracle  Reinsurance
                              Company,   and  the  Lynde   and   Harry   Bradley
                              Foundation.  Mr.  Rhodes is Chairman of the Empire
                              Foundation  for  Policy  Research,  a Founder  and
                              Trustee of Change  NY, a Trustee  of The  Heritage
                              Foundation,   and  a  Trustee  of  the   Manhattan
                              Institute

John D. Smith................ Mr.  Smith was  appointed  a Director  of AIMCO in
3400 Peachtree Road           November   1994.   Mr.  Smith  is  Principal   and
Suite 831                     President of John D. Smith Developments. Mr. Smith
Atlanta, GA 30326             has been a shopping  center  developer,  owner and
                              consultant  for over 8.6  million  square  feet of
                              shopping center projects including Lenox Square in
                              Atlanta,  Georgia.  Mr.  Smith  is a  Trustee  and
                              former President of the  International  Council of
                              Shop ping  Centers and was selected to be a member
                              of the American Society of Real Estate Counselors.
                              Mr. Smith  served as a Director  for  Pan-American
                              Properties,  Inc.  (National  Coal  Board of Great
                              Britain)  formerly known as  Continental  Illinois
                              Properties.  He  also  serves  as  a  director  of
                              American  Fidelity  Assurance   Companies  and  is
                              retained  as  an  advisor  by  Shop  System  Study
                              Society, Tokyo, Japan.

                                                                        Annex II

                         FINANCIAL DATA OF THE PURCHASER

     The historical selected financial data for the Purchaser and its consolidated subsidiaries (the "Company") for the years ended December 31, 1998, 1997 and 1996 is based on audited financial statements. The historical selected financial data for the Company for the year ended December 31, 1995 and the period from July 29, 1994 (the date of inception) through December 31, 1994 and for the Company's Predecessors for the period January 1, 1994 through July 28, 1994 is based on audited financial statements.

                                                                                                                The Company's
                                                                    The Company                                 Predecessors
                                               ------------------------------------------------------    --------------------------
                                                                                                                            For the
                                                                                                         For the Period     Period
                                                                                                            July 29,      January 1,
                                                                                                              1994           1994
                                                          For the Year Ended December 31,                   Through        Through
                                               ------------------------------------------------------     December 31,     July 28,
                                                  1998           1997           1996           1995           1994           1994
                                               ---------      ---------      ---------      ---------    --------------   ---------
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income ..................     $ 373,963      $ 193,006      $ 100,516      $  74,947      $  24,894      $   5,805
Property operating expenses ..............      (145,966)       (76,168)       (38,400)       (30,150)       (10,330)        (2,263)
Owned property management
  expenses ...............................       (10,882)        (6,620)        (2,746)        (2,276)          (711)            --
Depreciation .............................       (83,908)       (37,741)       (19,556)       (15,038)        (4,727)        (1,151)
                                               ---------      ---------      ---------      ---------      ---------      ---------
                                                 133,207         72,477         39,814         27,483          9,126          2,391
                                               ---------      ---------      ---------      ---------      ---------      ---------
SERVICE COMPANY BUSINESS:
Management fees and other
  income .................................        22,675         13,937          8,367          8,132          3,217          6,533
Management and other
  expenses ...............................       (16,764)       (10,373)        (5,560)        (5,150)        (2,211)        (6,173)
Corporate overhead
  allocation .............................          (196)          (588)          (590)          (581)            --             --
                                               ---------      ---------      ---------      ---------      ---------      ---------
                                                   5,715          2,976          2,217          2,401          1,006            360
                                               ---------      ---------      ---------      ---------      ---------      ---------
General and administrative
  expenses ...............................       (11,418)        (5,396)        (1,512)        (1,804)          (977)           (36)
Interest expense .........................       (88,208)       (51,385)       (24,802)       (13,322)        (1,576)        (4,214)
Interest income ..........................        29,252          8,676            523            658            123             --
Equity in earnings of
  unconsolidated
  subsidiaries ...........................        12,009          4,636             --             --             --             --
Equity in losses of
  unconsolidated real estate
  partnerships ...........................        (2,665)        (1,798)            --             --             --             --
Loss from IPLP Exchange and
  Assumption .............................        (2,648)            --             --             --             --             --
Minority interest ........................        (1,868)         1,008           (111)            --             --             --
Amortization of goodwill .................        (8,735)          (948)          (500)          (428)            --             --
                                               ---------      ---------      ---------      ---------      ---------      ---------
Income from operations ...................        64,641         30,246         15,629         14,988          7,702         (1,499)
Gain on disposition of
  properties .............................         4,287          2,720             44             --             --             --
                                               ---------      ---------      ---------      ---------      ---------      ---------
Income (loss) before
  extraordinary item .....................        68,928         32,966         15,673         14,988          7,702         (1,499)
Extraordinary item -- early
  extinguishment of debt .................            --           (269)            --             --             --             --
                                               ---------      ---------      ---------      ---------      ---------      ---------
Net income (loss) ........................     $  68,928      $  32,697      $  15,673      $  14,988      $   7,702      $  (1,499)
                                               =========      =========      =========      =========      =========      =========
OTHER INFORMATION:
Total owned or controlled
  properties (end of period) .............           234            147             94             56             48              4
Total owned or controlled
  apartment units (end of
  period) ................................        61,672         40,039         23,764         14,453         12,513          1,711
Total equity apartment units
  (end of period) ........................       171,657         83,431         19,045         19,594         20,758         29,343
Units under management (end of
  period) ................................       146,034         69,587         19,045         19,594         20,758         29,343
Basic earnings per OP Unit ...............     $    0.80      $    1.09      $    1.05      $    0.86      $    0.42            N/A
Diluted earnings per OP Unit .............     $    0.78      $    1.08      $    1.04      $    0.86      $    0.42            N/A
Distributions paid per OP
  Unit ...................................     $    2.25      $    1.85      $    1.70      $    1.66      $    0.29            N/A

                                                                       Annex III

                             FINANCIAL DATA OF AIMCO

     The historical selected financial data for AIMCO for the years ended December 31, 1998, 1997 and 1996 is based on audited financial statements. The historical selected financial data for AIMCO for the year ended December 31, 1995 and the period from January 10, 1994 (the date of inception) through December 31, 1994 and for the AIMCO Predecessors for the period January 1, 1994 through July 28, 1994 is based on audited financial statements.


















                                                                                                                         AIMCO
                                                                           AIMCO                                      Predecessors
                                          -----------------------------------------------------------------------    ---------------
                                                                                                     For the Period  For the Period
                                                                                                    January 10, 1994 January 1, 1994
                                                       For the Year Ended December 31,                   Through         Through
                                          --------------------------------------------------------    December 31,      July 28,
                                              1998           1997           1996           1995          1994            1994
                                          -----------    -----------    -----------    -----------  ---------------- ---------------
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
Rental and other income ...............   $   377,139    $   193,006    $   100,516    $    74,947    $    24,894    $     5,805
Property operating expenses ...........      (147,541)       (76,168)       (38,400)       (30,150)       (10,330)        (2,263)
Owned property management expenses ....       (11,013)        (6,620)        (2,746)        (2,276)          (711)            --
Depreciation ..........................       (84,635)       (37,741)       (19,556)       (15,038)        (4,727)        (1,151)
                                          -----------    -----------    -----------    -----------    -----------    -----------
                                              133,950         72,477         39,814         27,483          9,126          2,391
                                          -----------    -----------    -----------    -----------    -----------    -----------
SERVICE COMPANY BUSINESS:
Management fees and other income ......        24,103         13,937          8,367          8,132          3,217          6,533
Management and other expenses .........       (16,764)       (10,373)        (5,560)        (5,150)        (2,211)        (6,173)
Corporate overhead allocation .........          (196)          (588)          (590)          (581)            --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
                                                7,143          2,976          2,217          2,401          1,006            360
                                          -----------    -----------    -----------    -----------    -----------    -----------
General and administrative expenses ...       (14,650)        (5,396)        (1,512)        (1,804)          (977)           (36)
Interest expense ......................       (89,424)       (51,385)       (24,802)       (13,322)        (1,576)        (4,214)
Interest income .......................        30,450          8,676            523            658            123             --
Equity in losses of
  unconsolidated partnerships .........        (4,854)        (1,798)            --             --             --             --
Equity in earnings of
  unconsolidated subsidiaries .........        11,570          4,636             --             --             --             --
Minority interest in other entities ...          (468)         1,008           (111)            --             --             --
Amortization of goodwill ..............        (8,735)          (948)          (500)          (428)            --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Income from operations ................        64,982         30,246         15,629         14,988          7,702         (1,499)
Gain on disposition of properties .....         4,674          2,720             44             --             --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) before
 extraordinary item
  and minority interest in operating ..        69,656         32,966         15,673         14,988          7,702         (1,499)
  partnership
Extraordinary item -- early
  extinguishment of debt ..............            --           (269)            --             --             --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Income (loss) before minority interest
  in operating partnership ............        69,656         32,697         15,673         14,988          7,702         (1,499)
Minority interest in operating
  partnership .........................        (5,182)        (4,064)        (2,689)        (1,613)          (559)            --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss) .....................   $    64,474    $    28,633    $    12,984    $    13,375    $     7,143    $    (1,499)
                                          ===========    ===========    ===========    ===========    ===========    ===========
OTHER INFORMATION:
Total owned or controlled
  properties (end of period) ..........           242            147             94             56             48              4
Total owned or controlled apartment
  units (end of period) ...............        63,086         40,039         23,764         14,453         12,513          1,711
Total equity apartment units
  (end of period) .....................       170,243         83,431         19,045         19,594         20,758         29,343
Units under management (end of
  period) .............................       146,034         69,587         19,045         19,594         20,758         29,343
Basic earnings per common
  share ...............................   $      0.84    $      1.09    $      1.05    $      0.86    $      0.42            N/A
Diluted earnings per common
  share ...............................   $      0.80    $      1.08    $      1.04    $      0.86    $      0.42            N/A
Dividends paid per common
  share ...............................   $      2.25    $      1.85    $      1.70    $      1.66    $      0.29            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation ........................   $ 2,802,598    $ 1,657,207    $   865,222    $   477,162    $   406,067    $    47,500
Real estate, net of accumulated
  depreciation ........................     2,573,718      1,503,922        745,145        448,425        392,368         33,270
Total assets ..........................     4,268,285      2,100,510        827,673        480,361        416,739         39,042
Total mortgages and notes
  payable .............................     1,660,715        808,530        522,146        268,692        141,315         40,873


                                      III-1

     The letter of transmittal and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

           By Mail:                  By Overnight Courier:                  By Hand:
         P.O. Box 2065                 111 Commerce Road               111 Commerce Road
S. Hackensack, N.J. 07606-2065       Carlstadt, N.J. 07072           Carlstadt, N.J. 07072
                                  Attn.: Reorganization Dept.     Attn.: Reorganization Dept.

     By Facsimile:                            For Information please call:

     (201) 896-0910                             TOLL FREE (888) 349-2005
                                                           or
                                                     (201) 896-1900